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                                                    EXHIBIT 11


                                            ELEXSYS INTERNATIONAL, INC.
                          COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                For The Years Ended  September  30, 1996,  1995, 1994
                                (Thousands  of dollars  except per share amounts)

                                                                    1996            1995         1994
                                                                    ----            ----         ----
Net income                                                        $8,470          $5,132       $2,554
Convertible debenture interest                                                                    880
Net income applicable to common and
 dilutive common equivalent share                                 $8,470          $5,132       $3,434

Earnings (loss) per common share and
common share equivalents, primary:
 Loss before extraordinary gain                                    $0.89           $0.37      ($1.28)
 Extraordinary gain, net of expenses and taxes                                     $0.20        $1.82
 Net income                                                        $0.89           $0.57        $0.54

Earnings (loss) per common share and
common share equivalents, fully diluted:
 Loss before extraordinary gain                                    $0.89           $0.36      ($0.91)
 Extraordinary gain, net of expenses and taxes                                     $0.20        $1.30
 Net income                                                        $0.89           $0.56        $0.39

Weighted average of common and dilutive common
equivalent shares outstanding:
  Primary weighted average shares                                  9,157           8,623        5,953
  Convertible debenture interest equivalent shares                                                405
  Stock option equivalent shares                                     396             395           29
  Primary common and common equivalent shares                      9,553           9,018        6,387

Fully diluted weighted average shares:                             9,157           8,623        8,335
 Convertible debenture interest equivalent shares                                                 405
 Stock option equivalent shares                                      396             464           29
 Fully diluted common and common equivalent shares                 9,553           9,087        8,769

         Refer to Note 9 captioned "Net Income (Loss) Per Share" of Notes to Consolidated Financial Statements in the Company's 1996 annual report on page 23 for additional discussion of earnings per share.

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